UNITED STATES
        SECURITIES AND EXHANGE COMMISSION
              Washington,  D.C.  20549

                   SCHEDULE 13G

  Under the Securities and Exchange Act of 1934
                (Amendment No.  )*


           Datamarine International, Inc.
                 (Name of Issuer)

          Common Stock, par value $0.01
          (Title of Class of Securities)

                    238045108
                  (CUSIP Number)

                December 31, 1998
 (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this schedule is filed:

                 [  ]Rule 13d-1(b)

                 [X ]Rule 13d-1(c)

                 [  ]Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  238045108      SCHEDULE 13G

1  NAME OF THE REPORTING PERSON

   STEVEN T. NEWBY

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A
   GROUP                              (a)  [  ]
                                      (b)  [X]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES

NUMBER OF     5  SOLE VOTING POWER
SHARES           90,500
BENEFICIALLY  6  SHARED VOTING POWER
OWNED BY         -0-
EACH          7  SOLE DISPOSITIVE POWER
REPORTING        90,500
PERSON        8  SHARED DISPOSITIVE POWER
WITH             -0-

9  AGGREGATE AMOUNT BENEFICALLY OWNED BY
   EACH REPORTING PERSON
   90,500

10 CHECK THE BOX IF THE AGGREGATE AMOUNT IN
   ROW (9) EXCLUDES CERTAIN SHARES[  ]

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN
   ROW (9)
   5.91%

12 TYPE OF REPORTING PERSON
   IN

The purpose of this Schedule 13G is to supercede the
Schedule 13D filed by Steven T. Newby on November 13,
1996 with respect to his beneficial ownership of the $0.01 par value Common Stock of Datamarine International, Inc.

13G -Datamarine International, Inc.
Filed by Steven T. Newby
January 21, 1999


ITEM 1.
 (a) Datamarine International, Inc.
 (b) 7030 220th SW
     Mountlake Terrace, WA  98043

ITEM 2.
 (a) Steven T. Newby
 (b) 555 Quince Orchard Road, Suite 606
     Gaithersburg, MD  20878
 (c) USA
 (d) Common Stock, par value $0.01
 (e) 238045108

ITEM 3. Passive Investor


ITEM 4. Ownership

 (a) Amount beneficially owned:  90,500.
 (b) Percent of class:  5.91%.
 (c) Number of shares as to which the person has:
        (i)   Sole power to vote or to direct the
              vote 90,500.
        (ii)  Shared power to vote or direct the
              vote -0-.
        (iii) Sole power to dispose or to direct the disposition of 90,500.
        (iv)  Shared power to dispose or to direct
              the disposition of -0-.


ITEM 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
         than five percent of the class of securities, check
         the following[   ].


ITEM 6. Ownership of More than Five Percent on Behalf of Another Person

         None

ITEM 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on
         By the Parent Holding Company

         None

ITEM 8. Identification and Classification of Members of the Group

         None

ITEM 9.  Notice of Dissolution of Group

         None

ITEM 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                      SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:January 21, 1999         /S/:STEVEN T. NEWBY
                                  STEVEN T. NEWBY